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                                                                   Exhibit 99.10

                                                                      EXHIBIT 10

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Services--Experts" and "Services--Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our report on the financial statements of Symetra Separate Account C, dated March 4, 2005 and to the use of our report on the consolidated financial statements of Symetra Life Insurance Company and Subsidiaries, dated February 18, 2005, in Post-Effective Amendment No. 4 to the Registration Statement (Form N-4, No. 333-111216) of Symetra Separate Account C and related Prospectus of Spinnaker Choice Variable Annuity Contract issued by Symetra Separate Account C.

                                        /s/ Ernst & Young LLP


Seattle, Washington
April 25, 2005